Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Fourth Quarter and Full Year 2024 Financial Results
Net Sales Increased 6.8% Compared to the Fourth Quarter of 2023, with U.S. Net Sales up 21.6%
Princess Polly to Open Seven New Stores in 2025

SAN FRANCISCO – March 6, 2025 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced financial results for the fourth quarter and full year ended December 31, 2024.
Fourth Quarter Financial Highlights
•Net sales increased 6.8% to $159.0 million, compared to $148.9 million in the fourth quarter of 2023; up 6.7% on a constant currency basis1.
•In the U.S., net sales increased 21.6% compared to the fourth quarter of 2023.
•Net loss was $(9.4) million, or $(0.88) per share, in the fourth quarter of 2024, compared to net loss of $(13.9) million, or $(1.31) per share, in the fourth quarter of 2023.
•Adjusted EBITDA2 was $6.2 million, or 3.9% of net sales, compared to $1.3 million, or 0.9% of net sales in the fourth quarter of 2023.
Fiscal 2024 Financial Highlights
•Net sales increased 5.2% to $574.7 million, compared to $546.3 million in 2023; and increased 5.4% on a constant currency basis1.
•Net loss was $(26.0) million, or $(2.46) per share, compared to net loss of $(98.9) million, or $(9.24) per share, in 2023.
•Adjusted EBITDA2 was $23.3 million, or 4.1% of net sales, compared to $13.8 million, or 2.5% of net sales in 2023.
“2024 marked a pivotal year for a.k.a. Brands. We achieved 5% net sales growth, fueled by impressive mid-teens net sales growth in our U.S. business, and we delivered over 150 basis points of adjusted EBITDA expansion year-over-year - all ahead of our expectations,” said Ciaran Long, Chief Executive Officer. “Our strong financial results underscore the significant progress we are making against our strategic priorities and further illustrate the power of our brands, our increased operational discipline and our improved financial foundation. I want to thank our global team whose consistent focus on the customer and product innovation is the driving force behind our success.”
“As we look to 2025, we remain focused on expanding our customer base, building upon our early omnichannel expansion and brand awareness efforts, and further optimizing and improving our operating and financial discipline. With seven new Princess Polly store openings, including its first location in New York City, and expanding Princess Polly and Petal & Pup’s Nordstrom partnership to all locations, we’re broadening our reach with new customers and deepening our relationship with our existing ones. While still early in our efforts, we remain confident in our ability to deliver sustained, profitable growth over the long-term and believe we are just getting started,” concluded Long.

Recent Brand Highlights
•Princess Polly opened 5 stores in San Diego, Scottsdale, Boston, Irvine and San Jose in 2024. The brand plans to open seven new stores across the U.S. in 2025 as announced in a related press release today, bringing the total Princess Polly store count to 13 by the end of 2025.
•Princess Polly plans to open its first store in the SoHo neighborhood of New York City in mid-March, supported by a series of launch celebrations featuring in-store grand opening events and citywide activations.
•Following a highly successful fourth-quarter pilot program, Princess Polly and Petal and Pup will expand to all Nordstrom locations in the U.S. in Q1 2025, underscoring the robust market demand for the brands.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2023, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Culture Kings continues to experience growth in the U.S., driven by standout performance from its in-house brands, including Loiter, mnml and Carre, which are generating strong revenue growth and improved gross margins since transitioning to the test and repeat merchandising approach.

Fourth Quarter Financial Details
•Net sales increased 6.8% to $159.0 million, compared to $148.9 million in the fourth quarter of 2023. The increase was driven by a 3.6% increase in the number of orders and 2.6% increase in average order value during the quarter, due to growth in the U.S. On a constant currency1 basis, net sales increased 6.7%.
•Gross margin was 55.9% in the fourth quarter of 2024, compared to 51.3% in the same period last year. The improvement was primarily driven by the impact of more full price selling and improved inventory position, partially offset by the impact of growing wholesale initiatives.
•Selling expenses were $44.6 million, compared to $42.3 million in the fourth quarter of 2023. Selling expenses were 28.0% of net sales, compared to 28.4% of net sales in the fourth quarter of 2023.
•Marketing expenses were $22.3 million, compared to $17.3 million in the fourth quarter of 2023. Marketing expenses were 14.0% of net sales, compared to 11.6% of net sales in the fourth quarter of 2023.
•General and administrative (“G&A”) expenses were $24.9 million, compared to $22.3 million in the fourth quarter of 2023. G&A expenses were 15.7% of net sales, compared to 15.0% of net sales in the fourth quarter of 2023. The increase in G&A expenses as a percentage of net sales was primarily due to an increase in wages and benefits and non-routine legal matters.
•Adjusted EBITDA2 was $6.2 million, or 3.9% of net sales, compared to $1.3 million, or 0.9% of net sales in the fourth quarter of 2023.
Full year 2024 financial details are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the fourth quarter totaled $24.2 million, compared to $21.9 million at the end of the fourth quarter of 2023.
•Inventory at the end of the fourth quarter totaled $95.8 million, compared to $91.0 million at the end of the fourth quarter of 2023.
•Debt at the end of the fourth quarter totaled $111.7 million, compared to $93.4 million at the end of the fourth quarter of 2023. The increase was primarily due to investment in new Princess Polly stores in the U.S.
•Cash flow provided by operations for the year ended December 31, 2024 was $0.7 million, compared to cash provided by operations of $33.4 million for the year ended December 31, 2023. The decrease was driven by additional inventory purchases in 2024, as compared to 2023, to support growth in the U.S., partially offset by the timing of payments.
Outlook
For the full year fiscal 2025, the Company expects:
•Net sales between $600 million and $610 million
•Adjusted EBITDA3 between $27.5 million and $29.5 million
•Weighted average diluted share count of 10.8 million
•Capital expenditures of approximately $12 million to $14 million
For the first quarter of 2025, the Company expects:
•Net sales between $121 million and $124 million
•Adjusted EBITDA3 between $1.5 million and $2.0 million
•Weighted average diluted share count of 10.7 million
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income (loss) outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

The above outlook contemplates the estimated impact on tariffs enacted in February and March 2025. The guidance and forward-looking statements made in this press release and on the conference call are based on management's expectations as of the date of this press release. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s fourth quarter and full year 2024 results is scheduled for March 6, 2025, at 4:30 p.m. ET. a.k.a. Brands’ webcast will be available via the company website at ir.aka-brands.com. Analysts and investors may call in on (877) 858-5495 or (201) 689-8853. A replay of the conference call will be available approximately three hours after the conclusion of the call on the Company’s website at ir.aka-brands.com or by dialing (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13751373. The replay will be available until March 13, 2025.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal and Pup and mnml. Through these brands we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven ‘test, repeat & clear’ merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that’s online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability. We believe we are disrupting the status quo and pioneering a new approach to fashion.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine and Israel-Palestine wars), legal, compliance and supply chain risks (including as a result of trade policies, including the negotiation or termination of trade agreements and the imposition of higher tariffs on imports into the U.S. and Australia); interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on March 6, 2025. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$159,023	$148,912	$574,697	$546,258
Cost of sales	70,081	72,456	247,192	245,978
Gross profit	88,942	76,456	327,505	300,280
Operating expenses:
Selling	44,559	42,309	161,852	149,307
Marketing	22,278	17,265	74,710	68,907
General and administrative	24,897	22,270	101,264	96,951
Goodwill impairment	—	—	—	68,524
Total operating expenses	91,734	81,844	337,826	383,689
Loss from operations	(2,792)	(5,388)	(10,321)	(83,409)
Other expense, net:
Interest expense	(2,635)	(2,676)	(10,296)	(11,165)
Other income (expense)	4	(65)	(1,044)	(2,391)
Total other expense, net	(2,631)	(2,741)	(11,340)	(13,556)
Loss before income taxes	(5,423)	(8,129)	(21,661)	(96,965)
Provision for income tax	(3,934)	(5,754)	(4,329)	(1,921)
Net loss	$(9,357)	$(13,883)	$(25,990)	$(98,886)

Net loss per share, basic and diluted	$(0.88)	$(1.31)	$(2.46)	$(9.24)
Weighted average shares outstanding, basic and diluted	10,655,476	10,619,178	10,567,656	10,707,024

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$24,192	$21,859
Accounts receivable, net	8,107	4,796
Inventory	95,750	91,024
Prepaid expenses and other current assets	16,720	18,016
Total current assets	144,769	135,695
Property and equipment, net	31,262	27,154
Operating lease right-of-use assets	65,382	37,465
Intangible assets, net	52,354	64,322
Goodwill	89,254	94,898
Deferred tax assets	47	1,569
Other assets	2,136	618
Total assets	$385,204	$361,721
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,299	$28,279
Accrued liabilities	31,216	25,223
Sales returns reserve	7,587	9,610
Deferred revenue	12,215	11,782
Income taxes payable	1,039	257
Operating lease liabilities, current	8,382	7,510
Current portion of long-term debt	6,300	3,300
Total current liabilities	97,038	85,961
Long-term debt	105,411	90,094
Operating lease liabilities	63,496	35,344
Other long-term liabilities	1,625	1,704
Total liabilities	267,570	213,103
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	471,758	466,172
Accumulated other comprehensive loss	(60,849)	(50,269)
Accumulated deficit	(293,403)	(267,413)
Total stockholders’ equity	117,634	148,618
Total liabilities and stockholders’ equity	$385,204	$361,721

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(25,990)	$(98,886)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	6,550	7,605
Amortization expense	11,047	11,536
Amortization of debt issuance costs	597	624
Lease incentives	—	1,596
Loss on disposal of businesses	673	1,533
Non-cash operating lease expense	8,979	7,766
Equity-based compensation	7,980	7,640
Deferred income taxes, net	1,508	(745)
Goodwill impairment	—	68,524
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(3,294)	(1,283)
Inventory	(10,657)	32,149
Prepaid expenses and other current assets	1,539	(2,789)
Accounts payable	2,442	7,512
Income taxes payable	778	6,214
Accrued liabilities	7,138	(13,982)
Sales returns reserve	(1,849)	5,566
Deferred revenue	856	522
Lease liabilities	(7,628)	(7,676)
Net cash provided by operating activities	669	33,426
Cash flows from investing activities:
Purchases of intangible assets	(2)	(61)
Purchases of property and equipment	(11,592)	(5,970)
Net cash used in investing activities	(11,594)	(6,031)
Cash flows from financing activities:
Proceeds from line of credit	49,500	11,500
Repayment of line of credit	(26,200)	(51,500)
Repayment of debt	(5,400)	(10,700)
Taxes paid related to net share settlement of equity awards	(1,103)	(191)
Proceeds from issuances under equity-based compensation plans	224	162
Repurchase of shares	(1,515)	(2,100)
Net cash provided by (used in) financing activities	15,506	(52,829)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,131)	1,090
Net change in cash, cash equivalents and restricted cash	2,450	(24,344)
Cash, cash equivalents and restricted cash at beginning of period	24,029	48,373
Cash, cash equivalents and restricted cash at end of period	$26,479	$24,029

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$24,192	$21,859
Restricted cash, included in prepaid expenses and other current assets	577	2,170
Restricted cash, included in other assets	1,710	—
Total cash, cash equivalents and restricted cash	$26,479	$24,029

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2024	2023	2024	2023
Gross margin	55.9%	51.3%	57.0%	55.0%
Net loss	$(9,357)	$(13,883)	$(25,990)	$(98,886)
Net loss margin	(5.9)%	(9.3)%	(4.5)%	(18.1)%
Adjusted EBITDA[2]	$6,216	$1,339	$23,309	$13,790
Adjusted EBITDA margin[2]	3.9%	0.9%	4.1%	2.5%
Key Operational Metrics and Regional Sales

	Three Months Ended December 31,			Year Ended December 31,
(metrics in millions, except AOV; sales in thousands)	2024	2023	% Change	2024	2023	% Change
Key Operational Metrics
Active customers[4]	4.07	3.72	9.4%	4.07	3.72	9.4%
Average order value	$78	$76	2.6%	$79	$80	(1.3)%
Number of orders	2.04	1.97	3.6%	7.32	6.85	6.9%

Sales by Region
U.S.	$96,106	$79,057	21.6%	$368,799	$315,496	16.9%
Australia/New Zealand	57,225	63,272	(9.6)%	180,328	202,777	(11.1)%
Rest of world	5,692	6,583	(13.5)%	25,570	27,985	(8.6)%
Total	$159,023	$148,912	6.8%	$574,697	$546,258	5.2%
Year-over-year growth on a constant currency basis[1]	6.7%			5.4%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
Number of Orders
We define the number of orders as the total number of orders placed by our customers, prior to product returns, across our platform or in our stores in any given period. An order is counted on the day the customer places the order. We consider the number of orders to be a key indicator of our ability to attract and retain customers, as well as an indicator of the desirability of our products.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for (benefit from) income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three months and year ended December 31, 2024 and 2023 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(9,357)	$(13,883)	$(25,990)	$(98,886)
Add (deduct):
Total other expense, net	2,631	2,741	11,340	13,556
Provision for income tax	3,934	5,754	4,329	1,921
Depreciation and amortization expense	4,575	4,446	17,597	19,141
Equity-based compensation expense	1,993	2,162	7,980	7,640
Distribution center relocation costs	1,435	—	2,101	—
Goodwill impairment	—	—	—	68,524
Non-routine legal matters[5]	960	396	4,498	396
Non-routine items[6]	45	(277)	1,454	1,498
Adjusted EBITDA	$6,216	$1,339	$23,309	$13,790
Net loss margin	(5.9)%	(9.3)%	(4.5)%	(18.1)%
Adjusted EBITDA margin	3.9%	0.9%	4.1%	2.5%
5 Non-routine legal matters for the year ended December 31, 2024, include a $2.0 million accrual in connection with the legal matter described in Part I, Item 3, “Legal Proceedings” of our Annual Report on Form 10-K filed on March 6, 2025.
6 Non-routine items include severance from headcount reductions; sales tax penalties; and insured losses, net of recoveries.

Net Income (Loss), As Adjusted and Net Income (Loss) Per Share, As Adjusted
Net income (loss), as adjusted and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. We calculate net income (loss), as adjusted as net income (loss) adjusted to exclude significant, nonrecurring charges or gains such as: disposals, goodwill impairment and significant individual legal matters. We calculate net income (loss) per share, as adjusted as net income (loss), as adjusted divided by the weighted-average shares, diluted. Management believes that net income (loss), as adjusted, and net income (loss) per share, as adjusted, are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income (loss), as adjusted and net income (loss) per share, as adjusted, afford investors a view of what management considers our core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted, for the years ended December 31, 2024 and 2023, are as follows:

	Year Ended December 31,
	2024	2023
Net loss	$(25,990)	$(98,886)
Adjustments:
Loss on disposal of the Rebdolls reporting unit	—	951
Goodwill impairment	—	68,524
Accrual for a pending legal matter	2,012	—
Tax effects of adjustments	(523)	—
Net loss, as adjusted	$(24,501)	$(29,411)
Net loss per share, as adjusted	$(2.32)	$(2.75)
Weighted-average shares, diluted	10,567,656	10,707,024